UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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☐	Soliciting Material Pursuant to §240.14a-12

FLAGSTAR BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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July 14, 2008

To our stockholders:

We invite you to attend a Special Meeting of Stockholders of Flagstar Bancorp, Inc. to be held at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan on Tuesday, August 12, 2008 at 2:30 p.m., local time.

On May 16, 2008, we announced that we had entered into definitive agreements to raise an aggregate of approximately $100 million through the direct sale of equity securities to seven institutional investors, to Mark T. Hammond, our Vice Chairman, President and Chief Executive Officer, and to me. With the proceeds of the offering, we strengthened our regulatory capital position.

In the offering, we sold 12 million shares of our common stock and 47,982 shares of our mandatory convertible non-cumulative perpetual preferred stock with a liquidation preference of $1,000 per share. Upon approval by our stockholders, the preferred stock will automatically convert into approximately 11,289,878 shares of our common stock, based upon a per share conversion price of $4.25.

At the Special Meeting, holders of our shares of common stock will be asked to consider and vote on a proposal to approve the conversion of the preferred stock into common stock. Our Board of Directors has unanimously approved this proposal and recommends that our stockholders vote for this proposal. Unless stockholder approval is received at this special meeting, or unless our stockholders approve a similar proposal at a subsequent meeting, the preferred stock will not mandatorily convert.

Please read the attached proxy statement carefully for information about the matters you are being asked to consider and vote upon. Your vote is very important to us. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Special Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting.

Thank you for your continuing support.

Sincerely,

/s/ Thomas J. Hammond
Thomas J. Hammond
Chairman of the Board

FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MI 48098
(248) 312-2000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 12, 2008

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Flagstar Bancorp, Inc. (the “Company”) will be held on Tuesday, August 12, 2008 at 2:30 p.m., local time, at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan.

A proxy card and a proxy statement for the Special Meeting are enclosed.

The Special Meeting is for the purpose of considering and acting upon the following matter:

1. To approve the conversion of our Mandatory Convertible Non-Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”), into common stock. The Preferred Stock was issued to the institutional investors in our recent equity investment transaction as described in the attached proxy statement.

This item of business is more fully described in the proxy statement accompanying this Notice. Submission of this proposal to our stockholders is required under the terms of the purchase agreements dated as of May 16, 2008, between Flagstar Bancorp, Inc. and the institutional investors in our recent equity investment transaction.

The Board of Directors recommends that stockholders vote FOR the proposal.

Stockholders of record of our common stock at the close of business on July 2, 2008 will be entitled to vote at the Special Meeting and any adjournments or postponements thereof.

You are requested to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. This will ensure the presence of a quorum at the Special Meeting and will save us the expense of additional solicitations. The proxy will not be used if you attend and choose to vote in person at the Special Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mary Kay Ruedisueli
Mary Kay Ruedisueli
Secretary

Troy, Michigan
July 14, 2008

It is important that proxies be returned promptly. Therefore, whether or not you plan to be present in person at the Special Meeting, please sign, date, and complete the enclosed proxy card and return it in the enclosed envelope. No postage is required if mailed in the United States.

QUESTIONS AND ANSWERS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
BACKGROUND TO THE PROPOSAL
PROPOSAL 1 APPROVAL OF THE CONVERSION OF MANDATORY CONVERTIBLE NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A INTO COMMON STOCK
DESCRIPTION OF THE PURCHASE AGREEMENTS
DESCRIPTION OF THE PREFERRED STOCK
CONSEQUENCES IF THE CONVERSION OF PREFERRED STOCK IS APPROVED
CONSEQUENCES IF THE CONVERSION OF PREFERRED STOCK IS NOT APPROVED
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT
WHERE YOU CAN FIND MORE INFORMATION
STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING
INCORPORATION BY REFERENCE
OTHER MATTERS

PROXY STATEMENT
OF
FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MI 48098
(248) 312-2000

SPECIAL MEETING OF STOCKHOLDERS

AUGUST 12, 2008

This proxy statement (“Proxy Statement”) and the enclosed Proxy Card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Flagstar Bancorp, Inc. (the “Company”). They will be used at a Special Meeting of Stockholders of the Company (the “Special Meeting”) to be held on Tuesday, August 12, 2008 at 2:30 p.m., local time, at the national headquarters of the Company and Flagstar Bank, fsb (the “Bank”), 5151 Corporate Dr., Troy, Michigan. The accompanying Notice of Special Meeting, this Proxy Statement, and the Proxy Card are being first mailed to stockholders entitled to vote at the Special Meeting on or about July 14, 2008. As used in this Proxy Statement, the terms “we,” “us,” and “our” refer to the Company.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

On May 16, 2008, we entered into purchase agreements to raise an aggregate of approximately $100 million through direct sale of equity securities to seven institutional investors (the “Institutional Investors”) and to two individual investors, Thomas J. Hammond, our Chairman, and Mark T. Hammond, our Vice Chairman, President and Chief Executive Officer (the “Individual Investors,” and together with the Institutional Investors, the “Investors”).

Pursuant to the purchase agreements, the Institutional Investors acquired 11,365,000 shares of our common stock, in the aggregate, at a purchase price of $4.25 per share, and the Individual Investors acquired 635,000 shares of our common stock, in the aggregate, at a purchase price of $5.88 per share. In addition, we issued 47,982 shares of the Mandatory Convertible Non-Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”), in the aggregate, to the Institutional Investors at a purchase price and liquidation preference of $1,000 per share. We refer to the transactions contemplated by the purchase agreements as the “equity investment transaction.”

As a condition to our sale of the Preferred Stock, we agreed to seek stockholder approval, at a special meeting of stockholders, to issue the shares of our common stock required for the conversion of the Preferred Stock.

Accordingly, the Board is providing these proxy materials to you in connection with a Special Meeting to be held on August 12, 2008. As a stockholder of record of our common stock on the Record Date, you are invited to attend the Special Meeting and are entitled and requested to vote on the item of business described in this Proxy Statement. Pursuant to the Michigan Business Corporation Act, holders of the Preferred Stock are also receiving these proxy materials. However, holders of the Preferred Stock, are not entitled to vote those shares with respect to this proposal.

Who is entitled to vote?

Only stockholders of record at the close of business on July 2, 2008 (the “Record Date”) will be entitled to notice of and vote at the Special Meeting.

What information is contained in this Proxy Statement?

This information relates to the proposal to be voted on at the Special Meeting, the voting process and certain other information required to be disclosed in this Proxy Statement.

Who is soliciting my vote pursuant to this Proxy Statement?

The Board is soliciting your vote at a Special Meeting. In addition, certain of our officers and employees may solicit, or be deemed to be soliciting, your vote.

How many shares are eligible to be voted?

As of the Record Date, the Company had 72,336,848 shares of common stock outstanding and entitled to vote. However, for purposes of obtaining stockholder approval, as required under New York Stock Exchange (“NYSE”) rules, as discussed below, only the 60,336,506 shares of common stock outstanding prior to the equity investment transaction are considered shares entitled to vote. Each share of common stock will entitle its holder to one vote on each matter to be voted on at the Special Meeting. For information regarding security ownership by the beneficial owners of more than 5% of our common stock and by management, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS” and “SECURITY OWNERSHIP OF MANAGEMENT.”

What am I voting on?

You are voting on the approval of the conversion of the Preferred Stock into common stock. The Preferred Stock was issued to the institutional investors in our recent equity investment transaction as described in this Proxy Statement.

What securities did the Company issue in the equity investment transaction?

The Company issued a total of 12,000,000 shares of common stock and 47,982 shares of the Preferred Stock in the equity investment transaction. The Preferred Stock has a liquidation preference of $1,000 per share and is mandatorily convertible into 11,289,878 shares of our common stock, assuming a conversion price of $4.25 per share of common stock, upon receipt of stockholder approval. The condition to conversion of the Preferred Stock is the affirmative vote of our existing common stockholders approving the conversion of the Preferred Stock into common stock for purposes of Section 312.03 of the NYSE Listed Company Manual (described below under Proposal 1). Since the shares of common stock issued in the equity investment transaction were not outstanding at the time of the transaction, they will not be counted for purposes of the approval necessary to comply with NYSE rules as discussed below.

Why is our Board seeking stockholder approval of the proposal?

Because our common stock is listed on the NYSE, we are subject to NYSE rules and regulations. Section 312.03 of the NYSE Listed Company Manual requires stockholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions (i) if the common stock to be issued has, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance, or (ii) if the number of shares of common stock to be issued is, or will be upon issuance, equal to 20% or more of the number of shares of common stock outstanding before the issuance.

Our proposed conversion of the Preferred Stock falls under this rule because the common stock issued at the closing of the equity investment transaction, together with the common stock to be issued upon conversion of the Preferred Stock, will exceed 20% of both the voting power and number of shares of our common stock outstanding before the issuance, and none of the exceptions to this NYSE rule was applicable to this transaction.

How will the conversion of the Preferred Stock occur?

Upon receipt of stockholder approval, each share of Preferred Stock will be automatically converted into a number of shares of common stock determined by dividing (i) $1,000 (the purchase price per share of the Preferred Stock) by (ii) the conversion price of the Preferred Stock then in effect, subject to certain adjustments. The initial conversion price of the Preferred Stock is $4.25 per share, which results in an initial conversion rate of approximately 235.294 shares of common stock for each share of Preferred Stock.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote “FOR” the approval of the conversion of the Preferred Stock into common stock.

Why is the Board recommending approval of the proposal?

In the current banking and credit environment, our management and the Board determined that it would be prudent to seek significant equity capital in order to strengthen our capital ratios in light of the deteriorating conditions in the U.S. housing and credit markets and resulting elevated credit losses in our loan portfolio. The Board also concluded that in light of a variety of factors, including the weakening economy, increasing loan delinquencies, and capital markets volatility, it was important that we raise additional equity promptly and with a high degree of certainty of completion. After exploring and considering a broad range of potential financing and other alternatives, the Board determined that the equity investment transaction was the most effective means to address our capital needs on a timely basis and was in the best interests of our stockholders.

Accordingly, the Board unanimously recommends that stockholders vote “FOR” the proposal so that the Preferred Stock will convert to shares of common stock. If stockholder approval is not received by November 15, 2008, which is the six-month anniversary of the date of issuance of the Preferred Stock, we will be required to make a cash payment to the holders of the Preferred Stock in the amount of 5% of the aggregate liquidation amount of the Preferred Stock owned by such holders (out of funds legally available for the payment of dividends). Thereafter, the annual dividend rate on the Preferred Stock will be 12% of the liquidation preference. Also, in the event we do not pay a dividend on the Preferred Stock when due, the initial conversion price of the Preferred Stock, $4.25 per share, will be reduced by $0.50 per share on each six-month anniversary of the date of issuance of the Preferred Stock if stockholder approval has not been obtained prior to that anniversary, up to a maximum reduction of $1.75 per share. The Board believes that the required dividend payments and declining conversion price would be disadvantageous to us and our existing common stockholders if the stockholder approval does not occur.

What happens if the stockholder approval is received?

If the conversion of the Preferred Stock into common stock is approved at the Special Meeting, we will automatically issue to holders of each share of Preferred Stock a number of shares of common stock equal to $1,000 divided by the then-applicable conversion price (currently, $4.25 per share). Upon the conversion, all rights with respect to the Preferred Stock will terminate, all shares of Preferred Stock will be cancelled and no further dividends will accrue thereon.

What happens if stockholder approval is not received?

Unless stockholder approval is received at the Special Meeting or unless our stockholders approve similar proposals at a subsequent meeting by November 15, 2008, which is the six-month anniversary of the date of issuance of the Preferred Stock, the Preferred Stock will remain outstanding in accordance with its terms and we will be required to pay dividends on the Preferred Stock. We have agreed, pursuant to the purchase agreements, to seek to obtain the stockholder approval no less than twice per year until the stockholder approval is obtained.

If the Preferred Stock remains outstanding on November 15, 2008, we will make a cash payment to the holders of the Preferred Stock in the amount of 5% of the aggregate liquidation amount of the Preferred Stock owned by such holders (out of funds legally available for the payment of dividends). Thereafter, the Preferred Stock will accrue non-cumulative dividends at an annual rate of 12% of the liquidation preference.

Also, in the event we do not pay a dividend on the Preferred Stock when due, the initial conversion price of the Preferred Stock, $4.25 per share, will be reduced by $0.50 per share on each six-month anniversary of the date of issuance of the Preferred Stock if stockholder approval has not been obtained prior to that anniversary, up to a maximum reduction of $1.75 per share.

How many votes are required to hold the Special Meeting and what are the voting procedures?

Quorum Requirement:  Michigan law and our bylaws provides that a quorum be present to allow any stockholder action at a meeting. A quorum consists of a majority of all of our outstanding shares of common stock that are entitled to vote at the Special Meeting. Therefore, at the Special Meeting, the presence, in person or by proxy, of the holders of at least 36,168,425 shares of our common stock will be required to establish a quorum. Stockholders of record who are present at the Special Meeting in person or by proxy, but who abstain from voting are still counted towards the establishment of a quorum. This will include brokers holding customers’ shares of record even though they may abstain from certain votes.

In order to comply with NYSE rules, for approval of the proposal being considered at the Special Meeting, the total vote cast on the proposal must represent 50% in interest of all the securities that were outstanding prior to the equity investment transaction and entitled to vote on the proposal. Prior to the equity investment transaction, there were 60,336,506 shares of common stock outstanding (the “Pre-Transaction Common Stock”). Therefore, at the Special Meeting, at least 30,168,254 shares of Pre-Transaction Common Stock must be voted in order to satisfy the minimum voting requirements under NYSE rules. Stockholders of record who are present at the Special Meeting in person or by proxy, but who abstain from voting will not be counted towards the satisfaction of NYSE rules.

Required Vote:  Each outstanding share of our common stock is entitled to one vote on the proposal at the Special Meeting. The conversion of the Preferred Stock into common stock will be approved if the proposal receives the minimum number of affirmative votes of shares as required under Michigan law and NYSE rules. For purposes of Michigan law, the proposal must receive the affirmative vote of greater than a majority of shares represented at the Special Meeting, either in person or by proxy, and entitled to vote. Failure to vote and broker non-votes will have no effect because these shares will not be considered shares entitled to vote and therefore will not be counted as votes for or against the proposal. However, abstentions will have the same effect as voting against the approval of the conversion of the Preferred Stock into common stock.

For purposes of NYSE rules, at least a majority of the Pre-Transaction Common Stock represented at the Special Meeting, either in person or by proxy, and entitled to vote must be cast in favor of the proposal. Failure to vote and broker non-votes will have no effect because these shares of Pre-Transaction Common Stock will not be considered shares entitled to vote and therefore will not be counted as votes for or against the proposal. However, abstentions by holders of Pre-Transaction Common Stock will have the same effect as voting against the approval of the conversion of the Preferred Stock into common stock.

What is a broker non-vote?

If you hold your shares in “street name” through a broker or other nominee, whether the broker may vote your shares in its discretion depends on the proposals before the meeting. Under the rules of the NYSE, your broker may vote your shares in its discretion on “routine matters.” For example, election of directors and ratification of independent registered public accountants are currently considered routine matters. Proposals that are considered “non-routine” cannot be voted unless you specifically instruct your broker. The proposal being presented at the Special Meeting is a “non-routine” matter.” Accordingly, if your broker has not received your voting instructions with respect to this non-routine proposal, your broker cannot vote your shares on that proposal. This is referred to as a “broker non-vote.”

How may I cast my vote?

If you are the stockholder of record:  You may vote by one of the following two methods:

1. in person at the Special Meeting; or

2. by mail by completing the proxy card and returning it.

Whichever method you use, the proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a signed proxy card without giving specific voting instructions, the proxies will vote the shares as recommended by the Board.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form:  You must provide instructions to the broker or nominee as to how your shares should be voted. Brokers do not have the discretion to vote on the proposal and will only vote at the direction of the underlying beneficial owners of the shares of common stock. Accordingly, if you do not instruct your broker to vote your shares, your broker will not have the discretion to vote your shares. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this Proxy Statement. If you own your shares in this manner, you cannot vote in person at the Special Meeting unless you receive a proxy to do so from the broker or the nominee, and you bring the proxy to the Special Meeting.

How may I revoke or change my vote?

If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the Special Meeting by:

1. submitting a new proxy card bearing a later date;

2. delivering written notice to the Secretary of the Company prior to August 12, 2008, stating that you are revoking your proxy; or

3. attending the Special Meeting and voting your shares in person.

If your shares are held in street name and you have instructed a broker, bank or other nominee to vote your shares of our common stock, you may revoke those instructions by following the directions received from your broker, bank or other nominee to change those instructions.

Please note that your attendance at the Special Meeting will not, by itself, constitute revocation of your proxy.

Who is paying for the costs of this proxy solicitation?

We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, our officers and regular employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Who will count the votes?

Matthew I. Roslin and Mary Kay Ruedisueli, our inspectors of election for the Special Meeting, will receive and tabulate the ballots and voting instruction forms.

What happens if the Special Meeting is postponed or adjourned?

Your proxy will still be effective and may be voted at the postponed meeting. You will still be able to change or revoke your proxy until it is voted.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference into this proxy statement may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In many but not all cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “projection,” “should,” “will” and “would” or the negative of these terms or other similar expressions. These forward-looking statements include statements regarding our assumptions, beliefs, expectations or intentions about the future, and are based on information available to us at this time. These statements are not statements of historical fact. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Forward looking statements are estimates and projections reflecting our judgment and involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward looking statements.

Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations or projections contained in the forward looking statements are: (1) general business, economic and political conditions may significantly affect our earnings; (2) if we cannot effectively manage the impact of the volatility of interest rates, our earnings could be adversely affected; (3) the value of our mortgage servicing rights could decline with reduction in interest rates; (4) gains on mortgage servicing rights may be difficult to realize due to disruption in the capital markets; (5) we use estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (6) current and further deterioration in the housing and commercial real estate markets may lead to increased loss severities and further worsening of delinquencies and non-performing assets in our loan portfolios. Consequently, our allowance for loan losses may not be adequate to cover actual losses, and we may be required to materially increase our reserves; (7) our secondary market reserve for losses could be insufficient; (8) our home lending profitability could be significantly reduced if we are not able to resell mortgages; (9) our commercial real estate and commercial business loan portfolios carry heightened credit risk; (10) we have substantial risks in connection with securitizations and loan sales; (11) our ability to borrow funds, maintain deposits or custodial accounts, or raise capital could be limited, which could adversely affect our earnings; (12) we may be required to raise capital at terms that are materially adverse to our stockholders; (13) our holding company is dependent on the Bank for funding of obligations and dividends; (14) we may not be able to replace key members of senior management or attract and retain qualified relationship managers in the future; (15) the network and computer systems on which we depend could fail or experience a security breach; (16) our business is highly regulated; (17) our business has volatile earnings because it operates based on a multi-year cycle; (18) our loans are geographically concentrated in only a few states; (19) a larger percentage or our loans are collateralized by real estate, and an adverse change in the real estate market may result in losses and adversely affect our portfolio; (20) a significant part of our business strategy involves adding new branch locations, and our failure to grow may adversely affect our business, prospects, and results of operations and financial condition; (21) we are subject to heightened regulatory scrutiny with respect to bank secrecy and anti-money laundering statutes and regulations; and (22) certain hedging strategies that we use to manage our investment in mortgage servicing rights or otherwise to manage interest rate risk may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rate; and (23) we depend on our institutional counterparties to provide services that are critical to our business.

We believe these forward looking statements are reasonable; however, these statements are based on current expectations. Forward looking statements speak only as of the date they are made. We undertake no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

BACKGROUND TO THE PROPOSAL

In the current banking and credit environment, our management and the Board determined that it would be prudent to seek significant equity capital in order to strengthen our capital ratios in light of the deteriorating conditions in the U.S. housing and credit markets and resulting elevated credit losses in our loan portfolio. The Board also concluded that in light of a variety of factors, including the weakening economy, increasing loan delinquencies, and capital markets volatility, it was important that we raise additional equity promptly and with a high degree of certainty of completion.

After exploring and considering a broad range of potential financing and other alternatives, the Board determined that the equity investment transaction was the most effective means to address our capital needs on a timely basis and was in the best interests of our stockholders. Because of the NYSE rule described above, it was necessary to structure the equity investment transaction to include convertible preferred stock until we could obtain the necessary stockholder approval to issue common stock in its place.

On May 16, 2008, we entered into purchase agreements with the Institutional Investors and the Individual Investors. The Institutional Investors agreed to purchase, in the aggregate, 11,365,000 shares of our common stock at a purchase price of $4.25 per share and 47,982 shares of mandatory convertible non-cumulative perpetual preferred stock at a purchase price and liquidation preference of $1,000 per share. The Individual Investors agreed to purchase, in the aggregate, 635,000 shares of the Company’s common stock at a purchase price of $5.88 per share.

Closing for the issuance of the common stock and the Preferred Stock occurred on May 19, 2008. The shares of common stock and Preferred Stock issued and sold in the equity investment transaction were issued from our authorized share capital and stockholders are not being asked to vote upon the issuance and sale of those securities.

The Company received aggregate consideration of $100,017,050 in the equity investment transaction and is currently considering the amount of such proceeds it will contribute to Flagstar Bank, FSB, our principal subsidiary, as additional capital. The Company has retained the remaining net proceeds from the equity investment transaction, which it intends to use, on a consolidated basis, to enhance the capital ratios of Flagstar Bank, FSB as well as for general corporate purposes.

In addition to the 12,000,000 shares of common stock that were issued to the investors immediately upon the consummation of the transactions contemplated by the purchase agreements, subject to receipt of stockholder approval, we estimate that we will be required to issue an additional 11,289,878 shares of common stock upon the conversion of all the shares of Preferred Stock if this proposal is adopted.

PROPOSAL 1

APPROVAL OF THE CONVERSION OF MANDATORY CONVERTIBLE NON-CUMULATIVE
PERPETUAL PREFERRED STOCK, SERIES A INTO COMMON STOCK

On May 13, 2008, the Board adopted a resolution declaring it advisable and in our best interests and our stockholders to approve the conversion of all shares of the Preferred Stock into shares of common stock and the automatic cancellation of the Preferred Stock upon such conversion.

The Board further directed that the proposed actions be submitted for consideration to our stockholders at a special meeting to be called for that purpose.

Because our common stock is listed on the NYSE, we are subject to the NYSE rules and regulations. Section 312.03 of the NYSE listed company manual requires stockholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if the common stock has, or will have upon issuance, voting power equal to, or in excess of, 20% of the voting power outstanding before the issuance of such shares or of securities convertible into or exercisable for common stock, or if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

Our proposed issuance of common stock to the Institutional Investors upon conversion of the Preferred Stock falls under this rule because the common stock issued at the closing of the equity investment transaction, together with the common stock issuable upon conversion of the Preferred Stock, will exceed 20% of the voting power and number of shares of common stock outstanding before the equity investment transaction, and none of the exceptions to this NYSE rule was applicable to this transaction.

The purpose of Proposal 1 is to satisfy, in connection with the Company’s sale and issuance of the Preferred Stock, its obligations under the purchase agreements, as described below, and to allow the automatic conversion of Preferred Stock in accordance with the NYSE rules described above.

In the event that our stockholders do not approve this Proposal 1, the mandatory conversion of the Preferred Stock into common stock cannot be completed.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSED CONVERSION OF PREFERRED STOCK.

DESCRIPTION OF THE PURCHASE AGREEMENTS

As described above, the Investors entered into purchase agreements with us to purchase common stock and Preferred Stock. Certain terms and conditions of the purchase agreements are described below. However, this description of the purchase agreements is a summary of the material terms of such agreements and does not purport to be a complete description of all of the terms of such agreements. Stockholders can find a form of the purchase agreements and further information about the equity investment transaction in the Current Report on Form 8-K that we filed with the SEC on May 16, 2008. For more information about accessing this current report on Form 8-K and the other information we file with the SEC, see “WHERE YOU CAN FIND MORE INFORMATION” below.

Representations And Warranties

We made customary representations and warranties to the Institutional Investors relating to us, our business and the issuance of the common stock and Preferred Stock and agreed to indemnify the Institutional Investors for breaches of our representations and warranties in certain circumstances. These provisions do not apply to the Individual Investors. The Institutional Investors and Individual Investors made customary representations and warranties to us about themselves and their compliance with securities laws.

Agreement to Seek Stockholder Approval

We agreed to promptly call a special meeting of our stockholders. We also agreed to provide each stockholder a proxy statement soliciting their affirmative vote for approval of the conversion of the Preferred Stock into common stock, to use our best efforts to solicit our stockholders’ approval, and to cause the Board to recommend that the stockholder’s approve such conversion. We are obligated to seek to obtain the stockholder approval not later than 90 days following the closing date. If we are unable to obtain the approval of such stockholders within 90 days of the closing date, we have undertaken to obtain such approval at (i) the next annual meeting of the stockholders (and each annual meeting thereafter) and (ii) a special meeting of the stockholders to be held every 180 days following our annual meeting in each year until such approval is obtained.

Registration Rights

We granted the Investors “shelf” registration rights with respect to the common stock, including the common stock issuable upon conversion of the Preferred Stock, purchased by them in the equity investment transaction, which may be used to effect sales of such common stock. We filed a registration statement on

Form S-3 registering the securities subject to the registration rights on June 6, 2008. We have the right to suspend the use of the prospectus forming a part of the registration statement under certain circumstances.

If we suspend the use of the prospectus forming a part of the registration statement for more than 60 days or in aggregate more than 90 days in any 365 day period, then for each day on which a suspension is in effect that exceeds the maximum allowed period, we will be required to pay an amount per 30 day period equal to 1.0% of the purchase price paid by such Institutional Investors for their shares of common stock and Preferred Stock purchased pursuant to the purchase agreements.

In no event will we be obligated to pay any liquidated damages in an aggregate amount that exceeds 10% of the purchase price paid by each Institutional Investor for the shares of common stock and Preferred Stock purchased by it pursuant to the purchase agreements. The liquidated damages provisions do not apply to the Individual Investors.

Anti-Dilution Protection

If, prior to May 19, 2009, we issue common stock or securities convertible into common stock at a price per share less than $4.25, then we must pay to the Institutional Investors in cash an amount equal to (A) the difference between (i) $4.25 per share and (ii) the greater of the per share cash consideration paid in such issuance or $2.50, multiplied by (B) the difference between (i) the total number of shares of common stock, including the Preferred Stock on an as-converted basis, purchased by the Institutional Investors and (ii) any shares of our common stock sold by the Institutional Investors after the closing date of May 19, 2008. No payments are required if the shares of common stock are issued (i) pursuant to employee benefit plans approved by stockholder and the Board or (ii) in connection with stock splits, dividends or other distributions. The anti-dilution protections do not apply to the Individual Investors.

Voting Agreement

Certain of our stockholders have agreed to vote their shares of common stock in favor of the stockholder approvals. As of the Record Date, those stockholders had the power to vote 27,702,752 shares of common stock, representing approximately 38% of the shares of common stock outstanding on that date. However, these stockholders had the power to vote 27,042,208 shares of Pre-Transaction Common Stock, representing approximately 45% of the shares of Pre-Transaction Common Stock.

DESCRIPTION OF THE PREFERRED STOCK

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Preferred Stock as contained in the Certificate of Designations that we filed with the Michigan Department of Labor and Economic Growth on May 16, 2008 (the “Certificate of Designations”). This summary of the Certificate of Designations does not purport to be a complete description of all of its terms. The Certificate of Designations is attached to this proxy statement as Annex A and incorporated by reference into this Proxy Statement. Stockholders are urged to read the Certificate of Designations relating to the Preferred Stock in its entirety.

Authorized Shares And Liquidation Preference

The number of authorized shares of the Preferred Stock is 47,982. Shares of the Preferred Stock have a $0.01 par value per share and the liquidation preference of the Preferred Stock is $1,000 per share.

Ranking

The Preferred Stock will rank as to dividends, proceeds upon liquidation or dissolution, or special voting rights:

•	senior to junior stock, meaning our common stock and any other class or series of our stock now existing or hereafter authorized over which the Preferred Stock has preference or priority as to dividends, proceeds upon liquidation or dissolution, or special voting rights;

•	equally with parity stock, if any, meaning any other class or series of our stock hereafter authorized that ranks on par with the Preferred Stock as to dividends, proceeds upon liquidation or dissolution, or special voting rights; and

•	junior to senior stock, meaning any class or series of our stock now existing or hereafter authorized which has preference or priority over the Preferred Stock as to dividends, proceeds upon liquidation or dissolution, or special voting rights.

The Preferred Stock will rank junior in payment to our trust preferred securities.

Dividends

Prior to and including November 15, 2008, we are not required to pay dividends on the Preferred Stock unless we pay dividends on our common stock. If stockholder approval is not received by November 15, 2008, then we will be required to make a cash payment to the holders of the Preferred Stock in the amount of 5% of the aggregate liquidation amount of the Preferred Stock owned by such holders (out of funds legally available for the payment of dividends). After November 15, 2008, the annual dividend rate on the Preferred Stock will be 12% of the liquidation preference, payable quarterly in arrears on the last business day of February, May, August and November beginning in February, 2009 (“Dividend Payment Date”).

Dividends on the Preferred Stock are not cumulative. Accordingly, if for any reason the Board does not declare a dividend on the Preferred Stock for a dividend period prior to the related Dividend Payment Date, that dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the Dividend Payment Date or at any time in the future, whether or not the Board of directors declares a dividend on the Preferred Stock or any other series of our capital stock for any future dividend period.

So long as any share of Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Preferred Stock with respect to all prior dividend periods have been paid in full or declared and set aside for payment, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock, (ii) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such junior stock by us and (iii) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such parity stock, except by conversion into or exchange for junior stock. These limitations do not apply to purchases or acquisitions of our junior stock pursuant to any of our employee or director incentive or benefit plans or arrangements. To the extent we declare dividends on the Preferred Stock and on any parity stock but cannot make full payment of such declared dividends, we will allocate the dividend payment on a pro rata basis among the holders of the shares of Preferred Stock and holders of and parity stock then outstanding.

Liquidation

In the event the we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Preferred Stock will be entitled, out of assets legally available therefor, before payment or distribution to holders of junior stock, including our common stock, and subject to the rights of holders of senior stock or parity stock and the rights of our depositors or creditors, to receive liquidating distributions in the amount of $1,000 per share of Preferred Stock, plus an amount equal to any declared but unpaid dividends on the Preferred Stock to and including the date of such liquidation.

If our assets are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Preferred Stock and all holders of any parity stock, the amounts paid to the holders of Preferred Stock and to the holders of all parity stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Preferred Stock and all such parity stock.

Redemption

The Preferred Stock is not redeemable either at our option or at the option of holders of the Preferred Stock at any time.

Conversion Terms

Conversion Price.  Each share of Preferred Stock will be convertible, on the terms at such time as set forth below, into approximately 235.294 shares of our common stock, based on a conversion price of $4.25 per share of common stock (as it may be adjusted, the “conversion price”). In the event we do not pay a dividend on the Preferred Stock when due, the conversion price will be reduced by $0.50 on each six-month anniversary of the date of issuance of the Preferred Stock if stockholder approval has not been obtained prior to that anniversary, up to a maximum reduction of $1.75 per share.

Mandatory Conversion.  Each share of Preferred Stock is mandatorily convertible into shares of our common stock based on the conversion price upon stockholder approval. If we are unable to obtain stockholder approval by November 15, 2008, then holders of the Preferred Stock will retain their shares of Preferred Stock until stockholder approval has been obtained, at which point conversion shall be immediate and mandatory.

Fractional Shares.  No fractional shares of common stock will be issued upon conversion. In lieu of any fractional share of common stock, we will at our option either (i) issue to such holder a whole share of common stock or (ii) pay an amount in cash in lieu of fractional shares based on the closing price of our common stock determined as of the second trading day immediately preceding the date of the mandatory conversion.

Preemptive Rights

Holders of the Preferred Stock have no preemptive rights.

Anti-Dilution Adjustments

The conversion price is subject to adjustment from time under the circumstances described below:

Stock Dividends and Distributions and Subdivisions, Splits and Combinations of the common stock.  If we issue common stock as a dividend or distribution on our common stock to all holders of the common stock, or if we affect a share split or share combination of our common stock, the conversion price will be adjusted based on the following formula:

CR1 = CR0 × (OS0 / OS1)

where:

CR0 = The conversion price in effect immediately prior to the adjustment relating to such event

CR1 = The new conversion price in effect taking into account such event

OS0 = The number of shares of common stock outstanding immediately prior to such event

OS1 = The number of shares of common stock outstanding immediately after such event

Any adjustment made pursuant to this paragraph will become effective on the date that is immediately after (i) the date fixed for the determination of holders of common stock entitled to receive such dividend or other distribution or (ii) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph is declared but not so paid or made, the conversion price will be readjusted to the conversion price that would then be in effect if such dividend or distribution had not been declared.

Calculation of Adjustments.  No adjustment to the conversion price need be made if the holders may participate in the transaction that would otherwise give rise to such adjustment on an as-converted basis. The applicable conversion price shall not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any of our present or future employee, director or consultant benefit plans, or any employee agreement or arrangement or program;

•	upon the issuance of any shares of common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the issue date of the Preferred Stock;

•	for a change in the par value of our common stock; and

•	as a result of a tender offer solely to holders of fewer than 100 shares of the common stock.

General.  We shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board, or a duly authorized committee of the Board, shall be final and conclusive unless clearly inconsistent with the intent hereof.

Notice of Adjustment.  Whenever the conversion price is to be adjusted, we shall: (i) compute the adjusted conversion price and prepare and transmit to our transfer agent a certificate of an officer setting forth the adjusted conversion price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the conversion price (or if we are not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the holders of the Preferred Stock of the occurrence of such event and (iii) as soon as practicable following the determination of the revised conversion price provide, or cause to be provided, to the holders of the Preferred Stock a statement setting forth in reasonable detail the method by which the adjustment to the conversion price was determined and setting forth the revised conversion price.

Reorganization Events

In the event of:

•	any consolidation or merger of us with or into another person in each case pursuant to which our common stock will be converted into cash, securities or other property of us or another person;

•	any sale, transfer, lease or conveyance to another person of all or substantially all of the property and assets of us and our subsidiaries, taken as a whole; or

•	any statutory exchange of our securities for those of another person,

each of which is referred to as a “reorganization event,” each share of the Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of holders, become convertible, on an as converted basis, into the kinds of securities, cash, and other property receivable in such reorganization event by a holder of shares of common that was not a counterparty to such reorganization event or an affiliate of such party. In the event that holders of the shares of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Preferred Stock are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of our common stock that affirmatively make an election.

Voting Rights

Except as set forth below, holders of the Preferred Stock will not have any voting rights, including the right to elect any directors.

If approval or other action of stockholders voting as a separate class is required by Michigan law or our articles of incorporation, each share of Preferred Stock shall be entitled to one vote. The affirmative vote of a majority of such shares at a meeting at which a majority of such shares are present or represented shall be sufficient to constitute such approval or other action unless a higher percentage is otherwise required.

Unless a higher percentage is expressly required by Michigan law, approval of holders of a majority of the Preferred Stock outstanding, by aggregate liquidation preference, and all other preferred stock or securities having similar voting rights voting in proportion to the respective liquidation preferences, voting as a class, shall be required: (A) to amend our articles of incorporation to authorize the issuance of any class or series of parity stock or senior stock, to reclassify the Preferred Stock, to alter or abolish the liquidation preferences or any other preferential right of the Preferred Stock, or to alter the Certificate of Designations in a manner adverse to the holders of the Preferred Stock; or (B) to approve (i) any sale of all or substantially all of our assets or business, (ii) any liquidation, dissolution or winding up of us, or (iii) merger or consolidation of us with or into any other entity unless we are the surviving entity in such merger or consolidation and the Preferred Stock remains outstanding or we are not the surviving entity in such merger or consolidation but the Preferred Stock is not changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting entity, or the entity controlling such entity, having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred Stock, taken as a whole.

CONSEQUENCES IF THE CONVERSION OF PREFERRED STOCK IS APPROVED

Rights of Institutional Investors

If stockholder approval is received, the rights and privileges associated with the common stock issued upon conversion of the Preferred Stock, will be identical to the rights and privileges associated with the common stock held by our existing common stockholders, including voting rights. However, the Institutional Investors will be entitled to the registration rights and anti-dilution protections discussed in “DESCRIPTION OF THE PURCHASE AGREEMENTS” above.

Dilution

If stockholder approval is received, we will issue pursuant to the conversion of the Preferred Stock approximately 11,289,878 shares of common stock (in addition to the 12,000,000 shares of common stock previously issued at the closing of the equity investment transaction). As a result, our existing stockholders will incur substantial dilution to their voting interests and will own a smaller percentage of our outstanding common stock.

Elimination of Dividend and Liquidation Rights of Holders of Preferred Stock

If stockholder approval is received, all shares of Preferred Stock will be cancelled. As a result, approval of the conversion of Preferred Stock will result in the elimination of the dividend rights and liquidation preference existing in favor of the Preferred Stock. The Board believes that the elimination of the requirement to pay dividends on the Preferred Stock and the elimination of the liquidation preference existing in favor of the Preferred Stock would be in our best interests and the best interests of our stockholders.

Elimination on Restriction on Share Repurchases

If stockholder approval is received, all shares of the Preferred Stock will be cancelled and the restriction on our ability to redeem or repurchase any shares of our common stock or other junior stock will be eliminated.

CONSEQUENCES IF THE CONVERSION OF PREFERRED STOCK IS NOT APPROVED

Stockholders’ Meeting

If stockholder approval is not received by November 15, 2008, the Preferred Stock will remain outstanding in accordance with its terms and we have agreed, in accordance with the terms of the purchase agreements, to seek stockholder approvals at the next annual meeting of our stockholders (and each annual meeting thereafter) and at a special meeting of our stockholders held 180 days after each annual meeting of our stockholders until such stockholder approval is obtained or made.

Dividend Payment

If stockholder approval is not received by November 15, 2008, we will be required to make a cash payment to the holders of the Preferred Stock in the amount of 5% of the aggregate liquidation amount of the Preferred Stock owned by such holders (out of funds legally available for the payment of dividends). Thereafter, we will be required to pay a dividend on the Preferred Stock at an annual rate of 12% of the liquidation preference. The Board believes that paying these dividends would be disadvantageous to us and our existing common stockholders.

Decrease in Conversion Price

If stockholder approval is not received by November 15, 2008, the conversion price of the Preferred Stock will be reduced by $0.50 per share in the event we do not pay a dividend on the Preferred Stock when due. The conversion price will be further reduced by $0.50 per share on each six-month anniversary thereafter if stockholder approval has not been obtained, up to a maximum reduction of $1.75 per share.

Restriction on Payment of Dividends and Share Repurchases

For as long as the Preferred Stock remains outstanding, we are prohibited from redeeming, purchasing or acquiring any shares of common stock or other junior stock, subject to limited exceptions. In addition, we are restricted from paying dividends on any shares of our common stock or other junior stock if the full quarterly dividends on the Preferred Stock have not been paid in the applicable dividend period.

Liquidation Preference

For as long as the Preferred Stock remains outstanding, it will retain a senior liquidation preference over shares of our common stock in connection with any liquidation of it and, accordingly, no payments will be made to holders of our common stock upon any liquidation of it unless the full liquidation preference on the Preferred Stock is made. After payment of the full liquidation preference on the Preferred Stock, holders of Preferred Stock will be entitled to participate in any further distribution of our remaining assets based on their as-converted ownership percentage of the our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups beneficially owning more than 5% of our common stock are generally required under federal securities laws to file certain reports with the SEC detailing such ownership. The term “beneficial ownership” means the shares held as of the Record Date plus shares underlying any options or securities that are exercisable as of or within 60 days before or after the Record Date. The following table sets forth, as of the Record Date, certain information as to our common stock beneficially owned by any person or group of persons who are known to us to be the beneficial owners of more than 5% of our common stock. Other than as disclosed below, management knows of no person who beneficially owned more than 5% of our common stock at the Record Date.

	Amount and Nature of
Name and Address of Beneficial Owner(a)	Beneficial Ownership		Percent of Class(b)

Thomas J. Hammond(c)	10,860,703	(d)(e)	15.0%
Mark T. Hammond(c)	7,038,672	(d)(f)	9.6
Janet G. Hammond(c)	4,333,106	(d)(g)	6.0
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	4,161,677	(h)	5.8

(a)	Unless otherwise noted, the address of record for each of the individuals named below is c/o Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.

(b)	The percentage owned is calculated for each stockholder by dividing (i) the total number of outstanding shares beneficially owned by such stockholder as of the Record Date plus the number of shares such person has the right to acquire within 60 days of the Record Date, into (ii) the total number of outstanding shares as of the Record Date plus the total number of shares that such person has the right to acquire within 60 days of the Record Date.

(c)	Mr. Thomas Hammond is the husband of Ms. Janet Hammond. Further, Mr. Mark Hammond is the adult child of Mr. Thomas Hammond and Ms. Janet Hammond.

(d)	These amounts include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled, but does not include stock owned by each stockholder’s spouse, as to which the respective person disclaims beneficial ownership.

(e)	This amount includes 10,632,307 shares held indirectly in a revocable living trust, 73,300 shares held indirectly in the Flagstar Bank 401(k) Plan, 64,294 shares of restricted stock, and stock options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, to purchase 100,452 shares of Common Stock.

(f)	This amount includes 5,866,656 shares held indirectly in a revocable living trust, 96,350 shares held indirectly in the Flagstar Bank 401(k) plan, 91,071 shares of restricted stock, and stock options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, to purchase 984,595 shares of Common Stock.

(g)	These shares are held indirectly in a revocable living trust.

(h)	Based solely on a Schedule 13G for the fiscal year ended December 31, 2007 filed with the SEC on February 6, 2008.

SECURITY OWNERSHIP OF MANAGEMENT

This table and the accompanying footnotes provide a summary of the beneficial ownership of our common stock as of the Record Date by all of our directors and executive officers as a group. A total of 72,336,848 shares of common stock were issued and outstanding as of the Record Date.

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership(a)(b)		of Class

Thomas J. Hammond	10,860,703	(c)	15.0%
Mark T. Hammond	7,038,672	(d)	9.6%
Charles Bazzy	72,500		*
James D. Coleman	273,665	(e)	*
Richard S. Elsea	27,825	(f)	*
Kirstin A. Hammond	195,060	(g)	*
Michael Lucci, Sr.	17,500	(h)	*
Frank D’Angelo	9,800		*
Robert Dewitt	23,847	(i)	*
Robert O. Rondeau, Jr.	302,761	(j)	*
B. Brian Tauber	33,000	(k)	*
Jay J. Hansen	10,269	(l)	*
Paul D. Borja	31,694	(m)	*
William F. Pickard	0		*

All directors and executive officers as a group(15)	18,914,327		25.7%

*	Less than 1.0%

(a)	These amounts include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled, but does not include stock owned by each stockholder’s spouse, as to which the respective person disclaims beneficial ownership.

(b)	These amounts set forth below include options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, to purchase shares of common stock for the following persons: Mr. Thomas Hammond, 100,452 shares, Mr. Mark Hammond, 984,595 shares, Mr. Bazzy, 2,500 shares, Mr. Coleman, 3,500 shares, Mr. Elsea, 2,500 shares, Ms. Hammond, 105,719 shares, Mr. Lucci, 2,500 shares, Mr. D’Angelo, 2,500 shares, Mr. Dewitt, 2,500 shares, Mr. Rondeau, 96,379 shares, Mr. Hansen, 1,500 shares, Mr. Tauber, 1,500 shares, Mr. Borja, 11,429 shares, and all directors and executive officers as a group, 1,317,574 shares.

(c)	This amount includes 10,632,307 shares held indirectly in a revocable living trust, 64,294 shares of restricted stock and 73,300 shares held indirectly in the Flagstar Bank 401(k) Plan.

(d)	This amount includes 5,866,656 shares held indirectly in a revocable living trust, 91,071 shares of restricted stock and 96,350 shares held indirectly in the Flagstar Bank 401(k) Plan.

(e)	This amount includes 45,000 shares held indirectly by Mr. Coleman’s wife.

(f)	This amount includes 10,925 shares held indirectly in a marital trust and 14,400 shares held indirectly in a deferred compensation trust.

(g)	This amount includes 53,893 shares held indirectly in a revocable living trust, 6,375 shares of restricted stock and 29,073 shares held indirectly in the Flagstar Bank 401(k) Plan.

(h)	This amount includes 15,000 shares held indirectly in a revocable living trust.

(i)	This amount includes 6,470 shares held indirectly in an individual retirement account, 3,692 shares held indirectly by Mr. Dewitt’s wife’s individual retirement account, and 2,000 shares held indirectly by Mr. Dewitt’s wife’s trust and 1,350 shares held indirectly by Mr. DeWitt’s wife.

(j)	This amount includes 106,567 shares held indirectly in a revocable living trust, 6,375 shares of restricted stock and 92,304 shares held indirectly in the Flagstar Bank 401(k) Plan. This amount does not include 2,824,430 shares held by his wife as to which he disclaims beneficial ownership.

(k)	This amount includes 31,500 shares held indirectly in a revocable living trust.

(l)	This amount includes 2,129 shares held indirectly in an individual retirement account.

(m)	This amount includes 9,107 shares of restricted stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in compliance with the Exchange Act, we file periodic reports and other information with the SEC. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

It is anticipated that our Annual Meeting in 2009 will be held on May 22, 2009. Stockholders who intend to present a proposal for action at that meeting and would like a copy of the proposal included in our proxy materials must forward a copy of the proposal or proposals to our principal executive office at 5151 Corporate Dr. Road, Troy, Michigan 48098, and it must be received by us not later than December 31, 2008. In order to be included in the proxy statement, such proposals must comply with applicable law and regulations, including SEC Rule 14a-8, as well as our articles of incorporation.

We will have discretionary authority to vote proxies on matters at the 2009 Annual Meeting if the matter is not included in the proxy statement and notice by a stockholder to consider the matter was not received by us prior to the deadline provided in our articles of incorporation for such matters. Under our articles of incorporation, stockholders must provide written notice of nominations for new directors or proposals for new business to our Secretary not fewer than 30 days nor more than 60 days prior to the date of the Annual Meeting. For the 2009 Annual Meeting of Stockholders, notice must be received by our Secretary no later than the close of business on April 22, 2009 and no earlier than the close of business on March 23, 2009. However, if public disclosure of the Annual Meeting is given fewer than 40 days before the date of the Annual Meeting, written notice of the proposal must be given prior to 10 days following the day on which notice of the Annual Meeting is mailed to stockholders. Such written notice must comply with our articles of incorporation.

Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2009 Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. A copy of our articles of incorporation can be obtained by written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC as specified below will update and supersede that information. We incorporate by reference Items 7, 7A, 8 and 9 from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, Items 1, 2 and 3 from our Quarterly Report on Form 10-Q for the quarterly period ended March 31,

2008, and any other items in that Quarterly Report expressly updating the above referenced items from our Annual Report on Form 10-K.

This proxy statement incorporates important business and financial information about us from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement through the SEC at its website, www.sec.gov, by written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098, or by telephone at (248) 312-2000. If so requested, we will provide a copy of the incorporated filings by first class mail or equally prompt means within one business day of our receipt of your request.

OTHER MATTERS

The Board is not aware of any other business to be presented for action by the stockholders at the Special Meeting other than the matter described in this proxy statement and matters incident to the conduct of the Special Meeting. If, however, any other matters are properly brought before the Special Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mary Kay Ruedisueli
Mary Kay Ruedisueli
Secretary

July 14, 2008

ANNEX A

CERTIFICATE OF DESIGNATIONS OF
MANDATORY CONVERTIBLE NON-CUMULATIVE
PERPETUAL PREFERRED STOCK, SERIES A OF
FLAGSTAR BANCORP, INC.

Pursuant to Chapter 450 of the
Business Corporation Act of the State of Michigan

Flagstar Bancorp, Inc., a corporation organized and existing under the Business Corporation Act of the State of Michigan (the “Corporation”), does hereby certify that at a meeting duly convened and held on May 13, 2008, the Board of Directors of the Corporation (the “Board”) duly adopted the following resolution authorizing the issuance and sale by the Corporation of 47,982 shares of the Corporation’s preferred stock designated “Mandatory Convertible Non-Cumulative Perpetual Preferred Stock, Series A.”

“RESOLVED, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation’s Mandatory Convertible Non-Cumulative Perpetual Preferred Stock, Series A, including those established by the Board and the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in the Certificate of Designations attached hereto as Exhibit A, which is incorporated herein and made a part of these resolutions by reference.”

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 16th day of May, 2008.

FLAGSTAR BANCORP, INC.

/s/ Mary Kay Ruedisueli
Name:     Mary Kay Ruedisueli

Title:	Secretary

EXHIBIT A

CERTIFICATE OF DESIGNATIONS OF
MANDATORY CONVERTIBLE NON-CUMULATIVE
PERPETUAL PREFERRED STOCK, SERIES A OF
FLAGSTAR BANCORP, INC.

Section 1.  Designation.  The designation of the series of preferred stock shall be “Mandatory Convertible Non-Cumulative Perpetual Preferred Stock, Series A” (the “Preferred Stock”). Each share of Preferred Stock shall be identical in all respects to every other share of Preferred Stock. The Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.  Number of Shares.  The number of authorized shares of Preferred Stock shall be 47,982. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Preferred Stock then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon conversion of any other outstanding securities issued by the Corporation that are convertible into or exercisable for the Preferred Stock) by further resolution duly adopted by the Board or any other duly authorized committee of the Board and by the filing of a certificate pursuant to the provisions of the Business Corporation Act of the State of Michigan stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall not have the authority to issue fractional shares of Preferred Stock.

Section 3.  Definitions.  As used herein with respect to Preferred Stock:

“Board” means the board of directors of the Corporation or, with respect to any action to be taken by such board of directors, any committee of the board of directors duly authorized to take such action.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in the City of New York or in the State of Michigan are authorized or required by law, regulation or executive order to close.

“Closing Date” shall have the meaning set forth in Section 4(a) hereof.

“Closing Price” of the Common Stock on any determination date means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange (the “NYSE”) on such date. If the Common Stock is not traded on the NYSE on any determination date, the Closing Price of the Common Stock on such determination date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the NYSE shall be such closing sale price and last reported sale price as reflected on the website of the NYSE (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NYSE and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NYSE will govern.

“Common Stock” means the common stock, $0.01 par value, of the Corporation.

“Common Stock Dividend Equivalent” shall have the meaning set forth in Section 4(a) hereof.

“Conversion Agent” shall mean Registrar and Transfer Company collectively acting in their capacity as conversion agent for the Preferred Stock, and their respective successors and assigns.

“Conversion Price” is equal to $4.25 per share of Common Stock (subject to adjustment from time to time in a manner consistent with the provisions of Section 9), provided that in the event the Company does not pay any Dividend when due, such Conversion Price shall be adjusted every 180 days following the Closing Date such that the price then in effect shall immediately decrease by $0.50 (subject to adjustment from time to time in a manner consistent with provisions of Section 9) but not below $2.50 (subject to adjustment from time to time in a manner consistent with the provisions of Section 9) until the Mandatory Conversion Date.

“Conversion Rate” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“Exchange Property” has the meaning set forth in Section 10(a) hereof.

“Holder” means the Person in whose name the shares of Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, and Conversion Agent as the absolute owner of the shares of Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Junior Stock” means any of the Corporation’s stock that is not Parity Stock or Senior Stock.

“Mandatory Conversion Date” has the meaning set forth in Section 5(b) hereof.

“Original Dividend Period” has the meaning set forth in Section 4(a) hereof.

“Parity Stock” means any class or series of stock of the Corporation hereafter authorized which, by its terms, ranks pari passu with the Preferred Stock as to dividends, proceeds upon liquidation or dissolution, or special voting rights.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Reorganization Event” has the meaning set forth in Section 10 hereof.

“Registrar” means Registrar and Transfer Company or its nominee or any successor or registrar appointed by the Corporation.

“Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which, by its terms, ranks senior to the Preferred Stock as to dividends, proceeds upon liquidation or dissolution, or special voting rights.

“Stockholder Approval” has the meaning set forth in Section 5(a) hereof.

“Stockholder Meeting” has the meaning set forth in Section 5(a) hereof.

“Stockholder Meeting Deadline” has the meaning set forth in Section 5(a) hereof.

“Trading Day” for purposes of determining the Closing Price means a day on which the shares of Common Stock:

(a) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(b) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer Agent” means Registrar and Transfer Company acting as Transfer Agent, Registrar, and Conversion Agent for the Preferred Stock, and its successors and assigns.

Section 4.  Dividends.

(a) Rate.  Until the expiration date of the Original Dividend Period, Holders of Preferred Stock shall be entitled to receive cash dividends on the liquidation preference of $1,000 per share, when, as and if declared by the Board, but only out of funds legally available therefor, in an amount equal to the Common Stock Dividend Equivalent. The “Original Dividend Period” shall be the period from the closing date (the “Closing Date”) of the purchase and sale of the Preferred Stock until the date that is 180 days following the Closing Date. “Common Stock Dividend Equivalent” means the dividends per share payable on the Common Stock multiplied by the Conversion Rate. The “Conversion Rate” shall equal the liquidation preference of $1,000 per share (as adjusted equitably to take into account any stock split, reverse stock split or reclassification with respect to the Preferred Stock) divided by the Conversion Price which itself, is subject to adjustment pursuant to Section 9. On the date that is 180 days following the Closing Date, record holders of Preferred Stock will be entitled to a cash dividend of 5% of the total principal amount of the Preferred Stock. Starting at the end of the Original Dividend Period, holders of Preferred Stock will be entitled to receive cash dividends at a rate of 12% per annum, which shall be the dividend rate in effect until the Mandatory Conversion Date. Cash dividends will be payable quarterly in arrears on the last business day of February, May, August and November of each year, beginning on August 29, 2008 (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” The record date for payment of dividends on the Preferred Stock shall be the fifteenth day of the calendar month in which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months.

(b) Non-Cumulative Dividends.  Dividends on shares of Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Preferred Stock on any Dividend Payment Date are not declared, then such unpaid dividends shall not cumulate and the Corporation shall have no obligation to declare, and the holders of Preferred Stock shall have no right to receive, dividends for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c) Priority of Dividends.  So long as any share of Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Preferred Stock with respect to all prior Dividend Periods have been paid in full or declared and set aside for payment, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Junior Stock by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such Parity Stock, except by conversion into or exchange for Junior Stock. The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted. Subject to the succeeding sentence, for so long as any shares of Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Preferred Stock with respect to all prior Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. To the extent the Corporation declares dividends on the Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Preferred Stock and the aggregate of the current and accrued dividends due on the outstanding Parity Stock. No interest will be payable in respect of any dividend payment on shares of Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.  Mandatory Conversion Upon stockholder approval.

(a) The Corporation shall call and hold a special meeting of stockholders (the “Stockholder Meeting”) within 90 days of the Closing Date (the “Stockholder Meeting Deadline”). The Corporation shall provide each stockholder entitled to vote at the Stockholder Meeting a proxy statement soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions providing for the approval of the conversion of the Preferred Stock into Common Stock, in accordance with applicable law and the rules and regulations of Section 302.03 of the NYSE Listed Company Manual (such affirmative approval being referred to herein as the “stockholder approval”), and the Corporation shall use its best efforts to obtain its stockholders’ approval of such resolutions and to cause the Board to recommend to the stockholders that they approve such resolutions. The Corporation shall be obligated to seek to obtain the stockholder approval by the Stockholder Meeting Deadline; provided, if the Corporation is unable to obtain stockholder approval by the Stockholder Meeting Deadline, the Corporation will use its best efforts to obtain stockholder approval at (i) a special meeting of our stockholders held 180 days after the Stockholder Meeting, (ii) each annual meeting of our stockholders in each year until stockholder approval is obtained, and (iii) a special meeting of our stockholders to be held every 180 days following our annual meeting in each year until stockholder approval is obtained.

(b) Upon receipt of stockholder approval (the “Mandatory Conversion Date”), each share of Preferred Stock will automatically convert into a number of shares of Common Stock equal to one times the Conversion Rate. Dividends on the Preferred Stock declared and unpaid on the Mandatory Conversion Date shall be paid on the Mandatory Conversion Date out of funds legally available therefor. On the Mandatory Conversion Date, the shares of Preferred Stock converted into shares of Common Stock shall cease to be outstanding and dividends shall no longer be declared on the converted shares of Preferred Stock.

Section 6.  Conversion Procedures.

(a) All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Date. All rights with respect to the Preferred Stock converted pursuant to Section 5 will terminate at the Mandatory Conversion Date. As soon as practicable after the Mandatory Conversion Date for Preferred Stock, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 8 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly. The person or persons entitled to receive the Common Stock issuable upon any such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the Mandatory Conversion Date. In the event that a Holder of Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such Preferred Stock should be registered or the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register and deliver such shares in the name of the Holder of such Preferred Stock as shown on the records of the Corporation and to send such certificate or certificates representing such shares of Common Stock to the address of such Holder shown on the records of the Corporation.

Section 7.  Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury by the Corporation, solely for issuance upon the conversion of shares of Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Preferred Stock then outstanding, at the Conversion Rate.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Preferred Stock, as herein provided, shares of Common Stock reacquired by the Corporation and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion of the Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NYSE or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 8.  Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of the mandatory conversion, the Corporation shall at its option either (i) issue to such Holder a whole share of Common Stock or (ii) pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

(c) If more than one share of the Preferred Stock is surrendered for conversion by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Preferred Stock so surrendered.

Section 9.  Anti-Dilution Adjustments to the Conversion Price.

(a) Stock Dividends and Distributions and Subdivisions, Splits and Combinations of the Common Stock.  If the Corporation issues Common Stock as a dividend or distribution on the Common Stock to all holders of the Common Stock, or if the Corporation effects a share split or share combination of the Common Stock, the Conversion Price will be adjusted based on the following formula:

CR1	=	CR0 × 0S0/OS1

where:

CR0	=	the Conversion Price in effect immediately prior to the adjustment relating to such event
CR1	=	the new Conversion Price in effect taking such event into account
OS0	=	the number of shares of Common Stock outstanding immediately prior to such event
OS1	=	the number of shares of Common Stock outstanding immediately after such event

Any adjustment made pursuant to this subclause shall become effective on the date that is immediately after (x) the date fixed for the determination of holders of Common Stock entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this subclause is declared but not so paid or made, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(b) Calculation of Adjustments.

(i) No adjustment to the Conversion Price shall be made if the Holders actually participate in the transaction that would otherwise give rise to such adjustment on an as-converted basis.

(ii) The Conversion Price shall not be adjusted:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in the Common Stock under any plan;

(B) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the issue date;

(D) for a change in the par value of the Common Stock;

(E) as a result of a tender offer solely to holders of fewer than 100 shares of the Common Stock.

(iii) The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board, or a duly authorized committee thereof, shall be final and conclusive unless clearly inconsistent with the intent hereof.

(c) Notice of Adjustment.  Whenever the Conversion Price is to be adjusted, the Corporation shall: (i) compute the adjusted Conversion Price and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the adjusted Conversion Price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the Preferred Stock of the occurrence of such event and (iii) as soon as practicable following the determination of the revised Conversion Price provide, or cause to be provided, to the Holders of the Preferred Stock a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(d) If the Corporation, at any time or from time to time after the date of original issuance of the Preferred Stock, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or such other property (or the value of such other property) that they would have received had the Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under this Certificate of Amendment with respect to the rights of the holders of the outstanding shares of Preferred Stock; and, provided, further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(e) In the event (1) the Corporation declares a dividend (or any other distribution) on its Common Stock; (2) the Corporation authorizes the granting to the holders of all or substantially all of its Common Stock of rights, options or warrants to subscribe for or purchase any share of any class or any other rights, options or warrants; (3) of any reclassification or reorganization of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any of the Corporation’s stockholders is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; (4) of a tender offer or exchange offer made by the Corporation or any of its subsidiaries for any portion of the Corporation’s Common Stock; or (5) of a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall, in each case, send or cause to be sent, by first-class mail, postage prepaid, to each Holder as such Holder appears in the records of the Corporation, as promptly as practicable but in any event at least ten (10) days prior to the applicable date hereinafter specified, a written notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, options or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, tender offer, exchange offer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, tender offer, exchange offer, transfer, dissolution, liquidation or winding up. Notice as provided for above need not be provided by mail if the required information is included in a public filing made by the Corporation with the U.S. Securities and Exchange Commission on or prior to the commencement of the ten (10) day period referenced above.

Section 10.  Reorganization Events.

(a) In the event of:

(i) the Corporation’s consolidation or merger with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or another Person;

(ii) any sale, transfer, lease, or conveyance to another Person of all or substantially all of the Corporation’s or its subsidiaries property and assets, taken as a whole; or

(iii) any statutory exchange of the Corporation’s securities with another Person;

(any such event specified in this Section 10(a), a “Reorganization Event”); each share of Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of Holders, become convertible, on an as-converted basis at the Conversion Rate, into the kind of securities, cash, and other property receivable in such Reorganization Event by a holder of the shares of Common Stock that was not the counterparty to the Reorganization Event or an affiliate of such other party (such securities, cash, and other property, the “Exchange Property”).

(b) In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the consideration that the Holders are entitled to receive upon conversion shall be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of shares of Common Stock that affirmatively make such an election or (ii) if no holders of shares of Common Stock affirmatively make such an election, the weighted average of the types and amounts of consideration actually received by such holders. On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the value on such Conversion Date of the securities, cash, or other property received per share of Common Stock, determined as set forth above. The amount of Exchange Property receivable upon conversion of any Preferred Stock in accordance with Section 5 hereof shall be determined based upon the Conversion Rate.

(c) The above provisions of this Section 10 shall similarly apply to successive Reorganization Events of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.

Section 11.  Replacement Stock Certificates.

(a) If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(b) The Corporation is not required to issue any certificates representing the Preferred Stock on or after the Mandatory Conversion Date. In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, shall deliver the shares of Common Stock issuable pursuant to the terms of the Preferred Stock formerly evidenced by the certificate.

Section 12.  Liquidation Rights.

(a) Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, including without limitation the Common Stock, and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $1,000 per share (as adjusted equitably to take into account any stock split, reverse stock split or reclassification with respect to the Preferred Stock), plus any dividends which have been declared but not yet paid, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 12.

(b) Partial Payment.  If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all holders of Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences, plus any dividends which have been declared but not yet paid, of Preferred Stock and all such Parity Stock.

(c) Residual Distributions.  If the liquidation preference plus any dividends which have been declared but not yet paid has been paid in full to all holders of Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 12, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 13.  Redemption.  The Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of the Holders at any time.

Section 14.  Voting Rights.

(a) Whenever the approval or other action of Holders voting as a separate class is required by applicable law or by the Corporation’s Amended and Restated Articles of Incorporation (as amended by this Certificate of Designations), each share of Preferred Stock shall be entitled to one vote, and the affirmative vote of a majority of such shares at a meeting at which a majority of such shares are present or represented shall be sufficient to constitute such approval or other action unless a higher percentage is required by applicable law or by the provisions of this Section 14.

(b) Unless a higher percentage is otherwise expressly required by applicable law, approval of holders of a majority (by aggregate liquidation preference) of the Preferred Stock outstanding and all other preferred stock or securities having similar voting rights voting in proportion to the respective liquidation preferences, voting as a class, shall be required to amend the Amended and Restated Articles of Incorporation of the Corporation to authorize the issuance of any class or series of Parity Stock or Senior Stock, reclassify the Preferred Stock or to alter or abolish the liquidation preferences or any other preferential right of the Preferred Stock, or to otherwise to alter this Certificate of Designations in a manner adverse to the Holders.

(c) Unless a higher percentage is otherwise expressly required by applicable law, approval of holders of a majority (by aggregate liquidation preference) of Preferred Stock outstanding and all other preferred stock or securities having similar voting rights voting in proportion to the respective liquidation preferences, voting as a class, shall be required to approve (i) any sale of all or substantially all of the assets or business of the Corporation and its subsidiaries, (ii) any liquidation, dissolution or winding up of the Corporation or (iii) any merger or consolidation of the Corporation with or into any other entity unless, in the case of (iii), either (A) the Corporation is the surviving entity in such merger or consolidation and the Preferred Stock remains outstanding or (B) the Corporation is not the surviving entity in such merger or consolidation but the Preferred Stock is not changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting entity, or the entity controlling such entity, having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred Stock, taken as a whole.

Section 15.  Preemption.  The holders of Preferred Stock shall not have any rights of preemption.

Section 16.  Rank.  Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board, without the vote of the holders of the Preferred Stock, may authorize and issue additional shares of Junior Stock.

Section 17.  No Sinking Fund.  Shares of Preferred Stock are not subject to the operation of a sinking fund.

FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MICHIGAN 48098
REVOCABLE PROXY FOR THE SPECIAL MEETING
OF STOCKHOLDERS
August 12, 2008
The undersigned hereby constitutes and appoints Matthew I. Roslin and Mary Kay Ruedisueli, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Special Meeting of Stockholders of Flagstar Bancorp, Inc. (the “Company”) to be held at the national headquarters of the Company and Flagstar Bank, FSB, located at 5151 Corporate Dr., Troy, Michigan on August 12, 2008 at 2:30 p.m., local time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR THE APPROVAL OF THE CONVERSION OF OUR MANDATORY CONVERTIBLE NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A INTO COMMON STOCK, WHICH WAS ISSUED TO THE INVESTORS IN OUR RECENT EQUITY INVESTMENT TRANSACTION, AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS, IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN AND TO THE EXTENT THIS PROXY CONFERS SUCH DISCRETIONARY AUTHORITY.
(1)	Approve the conversion of our Mandatory Convertible Non-Cumulative Perpetual Preferred Stock, Series A, into common stock, which was issued to the investors in our recent equity investment transaction
☐ For                    ☐ Against                    ☐ Abstain
(2)	The transaction of such other business as may properly come before the Special Meeting or any adjournments thereof.
The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and Proxy Statement, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT.

Date:

Signature:

Signature:

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each stockholder named should sign.